Exhibit – 10.1

Voltaire Gomez Resignation Letter

In respect of the Employment Agreement Dated, June 23 2010, between Roadships And Voltaire Gomez – because Mr. Gomez remain in employment for less than 90 Days – The parties hereby mutually agree that said employment agreement is null and void.

In lieu of said Employment Agreement, The parties have agreed to a sales purchase agreement; whereby Mr. Gomez  purchased the ten million shares for $1000 Dollars.

By: /s/Voltaire Gomez